BlackRock CoRI Funds (the “Registrant”)
BlackRock CoRI 2015 Fund
BlackRock CoRI 2017 Fund
BlackRock CoRI 2019 Fund
BlackRock CoRI 2021 Fund
BlackRock CoRI 2023 Fund
(the “Funds”)

77Q1(e):

Copies of any new or amended Registrant advisory contracts

Attached please find as exhibits to Sub-Item 77Q1(e) of Form N-SAR, (i) a copy of the Investment Advisory Agreement between the Registrant and BlackRock Advisors, LLC, with respect to the Funds, dated as of January 30, 2014, and (ii) a copy of the Sub-Advisory Agreement between BlackRock Advisors, LLC and BlackRock International Limited, with respect to the Funds, dated as of January 30, 2014.

12280421.1

Exhibit 77Q1(e)

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12280421.1

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